Exhibit 10.23

GRANT OF PERFORMANCE SHARES

RECITALS

A.	R. Blair Reynolds is currently Senior Vice President & General Counsel of AmericanWest Bancorporation (“AWBC”) and its wholly-owned subsidiary, AmericanWest Bank (the “Bank”).

B.	Mr. Reynolds has performed well on behalf of AWBC and the Bank, and AWBC wishes to incent him to remain with AWBC and/or the Bank for the near future and reward him for his continued good performance by granting him, in addition to his regular salary and such other compensation as may be granted him from time to time, performance shares in AWBC pursuant to the terms and conditions set forth herein.

GRANT AGREEMENT

1.	Effective June 6, 2005, AWBC grants R. Blair Reynolds Five Thousand (5,000) shares of AWBC common stock (the “Performance Shares”) as a Performance Stock award under AWBC’s 2001 Incentive Stock Plan. Ownership in such Performance Shares shall vest on January 25, 2010 (the “Vesting Date”) only in accordance with the following conditions:

(a)	Mr. Reynolds is continuously employed by AWBC and/or the Bank through January 24, 2010.

(b)	For each full calendar year between January 1, 2005 and January 1, 2010 for which AWBC has a Return on Average Assets of less than one percent (1.0%), twenty percent (20%) of the Performance Shares that otherwise would have vested on the Vesting Date shall lapse and all of Mr. Reynolds’s rights thereto shall thereupon cease.

(c)	Except as otherwise provided in Section 2, no rights in any of such Performance Shares, earned or unearned, shall vest in Mr. Reynolds or in anyone claiming by or under him until January 25, 2010, at which time all right, title and interest in and to all Performance Shares earned pursuant to the conditions set forth in this Grant shall vest in Mr. Reynolds.

(d)	Notwithstanding any other provision of this Section 1, and except as otherwise provided in Section 2, all of Mr. Reynolds’s rights to vesting in the Performance Shares shall cease upon the termination of his service for any reason as an employee from both AWBC and the Bank prior to the Vesting Date.

2.	If Mr. Reynolds terminates his employment for Good Reason or is terminated without Cause (as “Good Reason” and “Cause” are defined in that certain Employment Agreement between Mr. Reynolds, AWBC and the Bank dated as of June 6, 2005, there will be an immediate acceleration of vesting of all Performance Shares granted hereunder.

3.	This Grant supersedes and replaces any grant of Performance Shares which may have been made on or after January 1, 2005 to the date hereof, which prior grant, if any, is hereby null and void.

Agreed to as of June 6, 2005:

/s/ Robert M. Daugherty	/s/ R. Blair Reynolds
Robert M. Daugherty, President & CEO	R. Blair Reynolds
AmericanWest Bancorporation